FOR IMMEDIATE RELEASE

Stockholders of American Realty Capital Properties and

Cole Real Estate Investments Approve Merger

Merger Creates World’s Largest Net Lease REIT at $21.5 Billion

New York, New York and Phoenix, Arizona, January 23, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) and Cole Real Estate Investments, Inc. (“Cole”) (NYSE: COLE) announced today that each company’s stockholders, at separate special meetings held earlier today, have approved the proposals related to the merger of Cole with and into a wholly owned subsidiary of ARCP, pursuant to the definitive merger agreement dated as of October 22, 2013. ARCP and Cole expect to close the merger promptly, subject to customary closing conditions. Assuming completion of the transaction valued at $11.2 billion, the combined company will create the world’s largest net lease REIT with an enterprise value of $21.5 billion.

At ARCP’s stockholder meeting, approximately 98.2% of ARCP’s shares voted were voted in favor of approving the issuance of ARCP common stock to the stockholders of Cole in connection with the merger, representing 58.8% of all ARCP shares eligible to vote.

At Cole’s stockholder meeting, approximately 94.9% of Cole’s shares voted were voted in favor of the merger, representing 65.2% of all Cole shares eligible to vote.

As previously announced, the cash/stock election deadline with respect to the merger consideration to be received by Cole stockholders expired at 5:00 p.m., New York time, on January 22, 2014. Approximately 2% of the aggregate number of eligible Cole shares have elected to receive cash pursuant to the terms of the merger agreement, to be paid out at $13.82 per Cole share. Therefore, the balance of approximately 98% of eligible Cole shares will be converted into 1.0929 ARCP shares at the closing of the merger.

Nicholas S. Schorsch, Chairman & CEO of ARCP, commented, “We are thrilled that stockholders from both companies have voted overwhelmingly to approve the proposals related to the ARCP-Cole merger.” Mr. Schorsch continued, “This transaction creates the world’s largest net lease REIT benefitting from a best-in-class property portfolio, an experienced management team and a strong, flexible balance sheet. Because of the two companies’ shared disciplined investment philosophy and systematic investment evaluation process that looks closely at credit as well as real estate, we are positioned to provide durable income to our stockholders through growth in property rents and asset appreciation. We are also excited to welcome the Cole management team and their employees to the ARCP family.”

David S. Kay, President of ARCP, added, “We expect this transformative transaction to further deleverage our balance sheet with a large portfolio of unencumbered assets and add well-structured, low cost, fixed rate financing, allowing us to achieve a better than expected 7x debt-to-EBITDA ratio.”

Marc Nemer, Cole’s Chief Executive Officer, said, “We believe that this transaction provides the size, scale and operating efficiencies that will create superior growth opportunities and higher returns for our stockholders. ARCP continues to demonstrate its ability to grow its net lease business for the benefit of stockholders, and at the same time position the company as the undisputed leader in the net lease category, and one of the most successful REITs in the industry.”

As previously announced, ARCP’s annualized dividend will increase by $0.06 from $0.94 to $1.00 per share in connection with the merger. As a result of the merger, ARCP will solidify its sector leadership among net lease REITs with a pro forma combined company portfolio of nearly 3,700 properties leased to over 1,100 tenants occupying over 100 million square feet in 49 states, the District of Columbia and Puerto Rico. More than 49% of annualized rents will be generated from investment grade tenants. ARCP’s portfolio will be 99% occupied with an average remaining lease term of 10.5 years. The enterprise value will total more than $21.5 billion, 61% greater than its next largest competitor.

* * *

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

About Cole

Cole is a market-leading net-lease REIT focused on the acquisition, active management, leasing and financing of its high-quality retail, office and industrial portfolio. Visit www.ColeREIT.com to learn more about Cole’s comprehensive capabilities, best-in-class management platform, disciplined investment strategy and high-quality real estate portfolio.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s and Cole’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the merger agreement will be consummated, the combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the failure to obtain certain regulatory approvals in connection with the closing of the merger; (3) risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; (4) the effect of the announcement of the proposed merger on ARCP’s or Cole’s relationships with their respective customers, tenants, lenders, operating results and businesses generally; (5) the outcome of any legal proceedings relating to the merger or merger agreement; (6) risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (7) ARCP’s inability to timely achieve the benefits associated with becoming a self-managed real estate company; (8) market volatility; (9) unexpected costs or unexpected liabilities that may arise from the transaction; (10) the inability to retain key personnel; (11) continuation or deterioration of current market conditions; (12) whether or not ARCP common stock will be included in REIT and public exchange indices; (13) uncertainty regarding the level of demand for ARCP common stock that inclusion in such indices would generate; (14) future regulatory or legislative actions that could adversely affect ARCP; and (15) the business plans of the tenants of ARCP. Additional factors that may affect future results are contained in ARCP’s and Cole’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP and Cole disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

For ARCP:
Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com Ph: (484-342-3600)	bblock@arlcap.com Ph: (212-415-6500)

For Cole:
Tom Nolan/Eric Waters	Aaron Halfacre, CFA
Great Ink Communications	Cole Real Estate Investments, Inc.
Ph: (212-741-2977)	aaron.halfacre@colereit.com Ph: (602-778-6456)